Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-83680, 333-62776, 333-79767, 333-58903, 333-11865, 333-36782 on Forms S-8, and the Form S-8 filed on April 30, 1990 of our report dated February 20, 2002 (March 22, 2002 as to Note 18) of 3D Systems Corporation, appearing on the Annual Report on Form 10-K of 3D Systems Corporation for the year ended December 31, 2001.

/s/DELOITTE & TOUCHE LLP

Los Angeles, California
March 22, 2002